AMENDMENT NO. 5 TO THIRD AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
KINDER MORGAN ENERGY PARTNERS, L.P.
This Amendment No. 5 to Third Amended and Restated Agreement of Limited Partnership of Kinder Morgan Energy Partners, L.P. (this “Amendment”) is made as of the 1st day of March, 2013, by Kinder Morgan G.P., Inc., a Delaware corporation (the “General Partner”), as general partner of Kinder Morgan Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and by Kinder Morgan Management, LLC, as the delegate of the General Partner. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.
R E C I T A LS
A.    The General Partner is the sole general partner of the Partnership which is governed by the Third Amended and Restated Agreement of Limited Partnership dated as of May 18, 2001 (as previously amended by Amendments No. 1, 2, 3 and 4 thereto, the “Partnership Agreement”).
B.    The Partnership has entered into a Contribution Agreement dated March 1, 2013 (the “Contribution Agreement”) by and among Kinder Morgan, Inc., a Delaware corporation (“KMI”), El Paso Midstream Group LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of KMI (“EP Midstream”), El Paso EPNG Investments, L.L.C., a Delaware limited liability company and an indirect wholly-owned subsidiary of KMI (“EPNG Investments”), and the Partnership.
C.    The Contribution Agreement provides for, among other things, the contribution to the Partnership (i) by EP Midstream of 50% of the outstanding equity interests in El Paso Midstream Investment Company, L.L.C., a Delaware limited liability company, and (ii) by EPNG Investments of 50% of the outstanding equity interests in El Paso Natural Gas Company, L.L.C., a Delaware limited liability company, in exchange for the issuance to KMI by the Partnership of a certain number of common units representing limited partnership units of the Partnership and a cash distribution to KMI of $987,750,000 (the “Special Distribution”), without a corresponding distribution to the General Partner or the Limited Partners of the Partnership.
D.    To effect the Special Distribution as contemplated by the Contribution Agreement, it is necessary to amend the Partnership Agreement as provided herein.
E.    Acting pursuant to the power and authority granted to it under Section 15.1(d) of the Partnership Agreement, the General Partner has determined that this Amendment does not require the approval of any Limited Partner.
AGREEMENT
NOW, THEREFORE, the Partnership Agreement is hereby amended as follows:
1.    Section 5.11. A new Section 5.11 is hereby added to the Partnership Agreement, to follow Section 5.10 and to read in full as follows:
“5.11    Special Distribution. Notwithstanding anything to the contrary set forth in this Agreement, following the contributions to the Partnership by (i) El Paso Midstream Group LLC, a Delaware limited liability company and an indirect wholly-owned subsidiary of KMI (“EP

Midstream”), of 50% of the outstanding equity interests in El Paso Midstream Investment Company, L.L.C., a Delaware limited liability company, and (ii) by El Paso EPNG Investments, L.L.C., a Delaware limited liability company and an indirect wholly-owned subsidiary of KMI (“EPNG Investments”), of 50% of the outstanding equity interests in El Paso Natural Gas Company, L.L.C., a Delaware limited liability company, in each case as contemplated by the Contribution Agreement dated March 1, 2013 (the “Contribution Agreement”), among Kinder Morgan, Inc., a Delaware corporation (“KMI”), EP Midstream, EPNG Investments and the Partnership, the Partnership shall distribute $987,750,000 in cash to KMI (without a corresponding distribution to the General Partner or the Limited Partners) as provided for in the Contribution Agreement. Notwithstanding anything to the contrary set forth in this Agreement (including Section 5.1(d)(iii)(A)), neither KMI, EP Midstream, EPNG Investments nor the General Partner shall receive an allocation of income (including gross income) or gain as a result of the distributions provided for in the preceding sentence.”
2.    Ratification. Except as expressly amended hereby, the Partnership Agreement is hereby ratified and confirmed, and shall continue in full force and effect.
3.    Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware.
[remainder of page intentionally left blank]

IN WITNESS WHEREOF, Kinder Morgan Management, LLC has executed this Amendment, in its capacity as the delegate of the General Partner, and the General Partner has executed this Amendment, to be effective as of the date first written above.

KINDER MORGAN MANAGEMENT, LLC, as the delegate of the General Partner
By:	/s/ David D. Kinder
Name:	David D. Kinder
Title:	Vice President

Date: March 1, 2013

KINDER MORGAN G.P., INC., as General Partner
By:	/s/ David D. Kinder
Name:	David D. Kinder
Title:	Vice President

Date: March 1, 2013

[Signature page - Amendment No. 5 to KMP LP Agreement]